EMPLOYMENT AGREEMENT
(as Amended August 29, 2013)

This Employment Agreement (this "Agreement") is made effective as of March 12th, 2012, by and between **Splash Beverage Group, Inc.** (the "Company"), of 10300 W. Charleston Blvd., Suite 13-378, Las Vegas, Nevada 89135, and Robert Nistico ("**Nistico**"), 1314 E. Las Olas, Suite 221, Ft. Lauderdale, Florida 33301.

WHEREAS, the Company holds a license to manufacture, market, distribute and sell TapouT energy drinks and related products, and

WHEREAS, the Company desires to retain the services of Nistico and have him serve as the Company's President and Chief Executive Officer, and

WHEREAS, Nistico is willing to be employed by the Company and to serve as its President and Chief Executive Officer,

NOW THEREFORE, in consideration of the agreements and covenants set forth herein, the parties agree as follows:

1. Employment. The Company hereby employs Nistico for the Term (as hereinafter defined), to render services to the Company as President and Chief Executive Officer of the Company, and, in connection therewith, to perform such duties, as he shall reasonably be directed to perform by the Company.

(a) Scope of Employment. Nistico is to be employed in the capacity of President and Chief Executive Officer for the Company with all duties attendant and incident thereto commensurate with such offices. Further Nistico agrees to faithfully render, perform, carry out and conduct such other duties commensurate with such offices as shall be delegated to him by the Board of Directors of the Company. Nistico understands and agrees that he is employed to actively pursue the business and best interest of the Company and Nistico shall devote his full time and energy to the discharge of his duties hereunder. Nistico agrees that he shall not engage in any other employment, which shall require time or energy in the discharge of any obligations thereunder. Notwithstanding anything herein to the contrary contained, Nistico reserves the right to make investments in other business ventures, with the exception of those entities which might be contrary to the interest, welfare or benefit of the Company. The following existing business relationships and obligations are permitted to be performed by Nistico: (i) Advisory Board member of Transition Capital Partners – Dallas TX (semi-annual weekend meetings); (ii) Advisory Board member with ownership interest in Viva Beverages – Southfield MI (annual weekend meetings); (iii) Board member with ownership interest in Mach Speed – Ada OK (semi-annual weekend meetings); (iv) Board member with ownership interest in SayHello.com – Dallas TX (annual weekend meeting; and (v) Consulting agreement for Bruce Lee Enterprises which includes a minority interest in their beverage entity "Bruce Lee Beverages, LLC" and a management fee to be shared with Nistico and SBG upon execution of Distribution Agreement.

2. Compensation.

(a) Base Salary. As compensation for the services provided by Nistico under this Agreement, the Company will pay Nistico the sum of $11,458.55 twice a month which is equivalent to an annual salary of $275,000. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Nistico shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Nistico has not yet been paid. Accrued vacation will be paid in accordance with state law and the Company's customary procedures.

(b) Bonus. Nistico shall receive an annual bonus of 50% of his annual salary. The first bonus period is from April 1, 2012 through March 31st, 2013. Each subsequent bonus period shall be the twelve (12) month period immediately following the prior bonus period. The goals will be mutually determined by the Company's Board and Nistico by the end of June 2012 for the first bonus period provided above and by the end of April each year thereafter during the Term for each subsequent bonus period. Bonuses shall be paid within thirty (30) days after the end of the applicable bonus period.

(c) Options. On or about May 1, 2012, the Company will issue to Nistico five year options to purchase 1,050,000 shares of common stock of the Company at an exercise price of $.16 per share. The options will vest equally at the end of each of the first three years on the anniversary of the effective date. On May 1, 2012 the total number of shares and options outstanding will equal 15,000,000 and therefore, 1,050,000 options currently represent 7% of this total. The total number of shares/options outstanding is subject to dilution or increase. Notwithstanding the vesting schedule provided above, any unvested options shall immediately vest on the sale of the Company, whether pursuant to a stock sale, asset sale, merger or other transaction that results in a change in control of the Company, where change in control is defined as when a firm or person who is not an existing shareholder, acquires a majority ownership position of the Company.

(d) Benefits. Within four months after the commencement of the Term, the Company shall provide Nistico with a car allowance and other employee benefits commensurate with his offices as mutually agreed by Company and Nistico.

3. Reimbursement for Expenses in Accordance with the Company's Policy. The Company will reimburse Nistico for all "out-of-pocket" expenses in accordance with the Company's policies in effect from time to time which shall include approval by the Company's Chairman of the Board.

4. Budget. The Company and Nistico will develop an annual budget for the approval by the Company's Board of Directors.

5. Confidentiality. Nistico recognizes that the Company has and will have information regarding inventions, products, prices, costs, future plans, business affairs, processes, trade secrets, technical matters, customer lists, product design, copyrights and other vital information (collectively, "Information") which are valuable, special and unique assets of

the Company. Nistico agrees that Nistico will not at any time or in any manner, directly or indirectly, divulge, disclose, or communicate in any manner any of the Company's confidential and proprietary Information to any third party without the prior written consent of the Company.

6. Unauthorized Disclosure of Information. If it appears that Nistico has disclosed (or has threatened to disclose) Information in violation of this Agreement, the Company shall be entitled to an injunction to restrain Nistico from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. The Company shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

7. Non-Compete Agreement. Recognizing that the various items of Information are special and unique assets of the Company, Nistico agrees and covenants that for a period of one (1) year following the termination of this Agreement by Nistico voluntarily and without Good Reason (as hereinafter defined), Nistico will not directly or indirectly engage in any Competitive Business (as hereinafter defined) with the Company. For purposes of this Agreement, "Competitive Business" shall mean a business that is a direct competitor of the Company in the Recovery Functional Beverage category. Directly or indirectly engaging in any Competitive Business includes, but is not limited to, (i) engaging in a Competitive Business as owner, partner, or agent, (ii) becoming an employee of any third party that is engaged in such Competitive Business, (iii) becoming interested directly or indirectly in any such Competitive Business, or (iv) soliciting any customer of the Company for the benefit of a third party that is engaged in such Competitive Business. For purposes hereof, "Good Reason" means (i) the assignment by the Company to Nistico of duties that are materially inconsistent with Nistico's offices or the removal by the Company from Nistico of a material portion of those duties usually applicable to Nistico's offices or (ii) the Company's breach of this Agreement.

8. Vacation. Nistico shall be entitled to four weeks of vacation each year beginning on the first day of Nistico's employment. Such vacation must be taken at a time mutually convenient to the Company and Nistico, and must be approved by the Company's Board of Directors.

9. Term/Termination.

(a) Term. Nistico's employment under this Agreement shall be for three years, beginning on March 12, 2012 (the "Term"), unless otherwise extended.

(b) Breach of Responsibility. For purposes of this Agreement, "Cause" shall mean the gross neglect by Nistico of his duties hereunder, conviction of Nistico of any felony, or of any lesser crime or offense involving the property of the Company or willful misconduct by Nistico in connection with the performances of his duties hereunder and the failure to cure such breach within a period of twenty (20) business days after written notice of such breach. The Company may upon written notice to Nistico terminate the term of Nistico's employment hereunder for Cause, with no requirement of any further compensation under any of the provisions of this Agreement.

(c) Termination. In the event of a determination by the Board of Directors of the Company that the continuation of the employment arrangement of this Agreement is not in the best interest of the Company, the Company may, at any time, upon its sole discretion, terminate this Agreement; however, if this occurs during the first two years of employment and after Nistico has been employed by the Company for at least three months, the Company shall pay a severance ("Severance") equal to four (4) months' salary to Nistico within 10 days after termination. After Nistico has been employed by the Company for at least two years, his severance shall increase to five (5) months' salary. Nistico shall also receive such Severance in the event he terminates his employment for Good Reason or upon his death or disability. If the Company terminates Nistico pursuant to this sub-paragraph, any unvested options will immediately vest according to the following formula: A pro-rata share of unvested options based on the time worked by Nistico before the termination shall vest immediately and one-half of any remaining unvested options will vest immediately.

(d) Termination by Nistico. In the event Nistico determines that he desires to terminate his employment with the Company, he shall give the Company a minimum of 45 days' written notice before separating.

10. Compliance with the Company's Rules. Nistico agrees to comply with all of the rules and regulations of the Company.

11. Return of Property. Upon termination of this Agreement, Nistico shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in Nistico's possession or under Nistico's control which is the Company's property or related to the Company's business.

12. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, addressed as follows:

The Company:

Splash Beverage Group, Inc. C/O William c. Bossung
10300 W. Charleston Blvd., Suite 13-378
Las Vegas, Nevada 89135

Nistico:

Robert Nistico
1314 E. Las Olas, Suite 221
Ft. Lauderdale, Florida 33301

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

13. Entire Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

14. Amendment. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

15. Severability. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16. Waiver of Contractual Right. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17. Applicable Law. The laws of the State of Nevada shall govern this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

SPLASH BEVERAGE GROUP, INC.:

By:______________________________
Chairman of the Board

Print Name:______________________________

Date:______________________________

AGREED TO AND ACCEPTED:

ROBERT NISTICO:

____

Date:______________________________